Exhibit 10.8

BOARD REPRESENTATION AGREEMENT

This BOARD REPRESENTATION AGREEMENT (this “Agreement”) is made and entered into as of March 7, 2019, by and among Henry TAW LP and James C. Henry (individually, the “Shareholder” and collectively, the “Shareholders”), South Plains Financial, Inc., a Texas corporation and registered bank holding company (the “Company”), and for the limited purposes set forth herein, the Board Representative (as defined below).

RECITALS

WHEREAS, certain of the Shareholders entered into a Stock Purchase Agreement with the Company, dated June 27, 2011, whereby the Shareholders purchased newly-issued shares of common stock, $1.00 par value per share, of the Company and were granted certain contractual rights of representation on the Boards (as defined below) (the “Stock Purchase Agreement”);

WHEREAS, the Shareholders and the Company hereby desire to terminate the Stock Purchase Agreement in its entirely and to enter into this Agreement; and

WHEREAS, the Company desires to continue to provide a contractual right of representation on the Board of Directors of the Company (the “Company Board”) and to cause City Bank, a wholly-owned banking subsidiary of the Company and a Texas-chartered banking association (the “Bank”), to continue to provide a contractual right of representation on the board of the Bank (the “Bank Board”) (collectively, Company Board and Bank Board, the “Boards”) to the Shareholders, subject to the terms and conditions as specified in the Agreement.

NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholders and the Company hereby agree as follows:

ARTICLE I
AGREEMENTS OF THE PARTIES

1.01 Termination of Stock Purchase Agreement. The Company and the Shareholders hereby agree to terminate the Stock Purchase Agreement and to replace the Stock Purchase Agreement in its entirety with this Agreement.  As of the date of this Agreement, the Stock Purchase Agreement shall have no further force and effect.

1.02 Board Representation and Nomination.

(a) The Shareholders shall have the right to designate one representative of the Shareholders (the “Board Representative”) to the Company Board and to the Bank Board subject to the satisfaction of the fiduciary duties of the Boards and all other legal and regulatory requirements regarding service and election or appointment as a director of the Company and the Bank, so long as such Shareholders, together with their Affiliates (hereinafter defined), directly or indirectly, are beneficial owners (as determined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of no less than five percent (5%) of the Company’s voting securities issued and outstanding (“Minimum Ownership Interest”). So long as the Shareholders, together with their Affiliates, have a Minimum Ownership Interest, the Boards will use reasonable best efforts, subject to the satisfaction of fiduciary duties and all legal, bank regulatory requirements, together with requirements under the charter, bylaws and any related policies and procedures of the Company and the Bank (the “governance requirements”) regarding service and election or appointment as a director of the Company or the Bank, to nominate and recommend to their respective shareholders the election of such Shareholders’ Board Representative to the Boards at a special meeting or the annual meeting of the Bank’s or the Company’s shareholders, as applicable, and have the Board Representative elected as a director by the shareholders of the Company and the Bank.  If the Shareholders no longer have a Minimum Ownership Interest, such Shareholders will have no further rights under Sections 1.02(a) and 1.02(b) and, at the written request of the Boards, shall cause its Board Representative to resign from the Boards as promptly as possible thereafter.

(b) Subject to Section 1.02(a), upon the death, resignation, retirement, disqualification or removal from office as a member of the Boards of a Board Representative, the Shareholders shall have the right to designate the replacement for such Board Representative, which replacement shall be subject to the Boards’ satisfaction of fiduciary duties and all legal, bank regulatory and governance requirements regarding service and election or appointment as a director of the Company or the Bank.  Subject to their respective fiduciary duties and all legal, bank regulatory and governance requirements regarding service and election or appointment as a director of the Company or the Bank, the Boards shall use their respective reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable law, being one of the Company’s or the Bank’s nominees to serve on the Boards), and to have such person elected as director of the Company or Bank by the shareholders of the Company or the Bank to the same extent as it does for any of its other nominees to the Boards, as the case may be.  The Board Representative shall execute a joinder to this Agreement concurrently with becoming a member of the Board of the Company and/or the Bank.

(c) For purposes of this Agreement, Affiliates shall have the definition set forth in the Exchange Act and shall also include Insiders and their Related Interests, each as defined in Regulation O, 12 C.F.R. Section 215.

1.03 Notice of Purchase of Additional Shares; Cooperation.

(a) The Shareholders hereby agree to sell shares of Company voting securities owned by them in the Company’s initial public offering sufficient to reduce such shares owned by the Shareholders, together with the Board Representative, below 10% as of the closing of the initial public offering.  After the closing of the initial public offering, the Shareholders, the Board Representative, and the Affiliates of each, shall not purchase or accept grants of any securities of the Company that would result in the Shareholders, the Board Representative, and Affiliates of each, becoming, directly or indirectly, the beneficial owners (as determined under Rule 13d-3 under the Exchange Act) of more than 9.9% of the number of shares of the Company’s voting securities issued and outstanding on such date without (i) 60 calendar days written notice to the Company and (ii) receipt of the appropriate regulatory approvals as may be required by the Bank Holding Company Act of 1956, as amended (“BHC Act”), Change in Bank Control Act of 1978, as amended (“CIBC Act”) or any other applicable laws.  The Shareholders and the Board Representative shall not, without the prior written consent of the Company, take or fail to take any action that would cause the Shareholders and/or the Board Representative to violate or be in default under the BHC Act and CIBC Act.

(b) The Shareholders will reasonably cooperate and consult with the Company and use reasonable best efforts to provide all necessary and customary information and data, to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, to provide evidence of non-control of the Company, to the extent requested by a governmental entity or as may be reasonably requested by the Company. In the event the Shareholders believe that they are reasonably likely to breach such an obligation under this Section 1.03, they shall promptly notify the Company and shall cooperate in good faith to modify ownership or make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.

1.04 Right of Termination.  This Agreement may be terminated by (a) mutual written agreement of the Company and the Shareholders, (b) either the Company or the Shareholders, respectively, upon written notice to the other if the Shareholders no longer hold a Minimum Ownership Interest, or (c) the Company if required, or advised as part of the application, supervision or examination process, to terminate the Agreement, or take similar action, by a regulatory agency with oversight of the Company or the Bank, whether in writing or verbally.   Without limiting any other relief to which any party may be entitled for a breach of this Agreement, if this Agreement is terminated pursuant to this Section, no party to this Agreement shall have any further liability or obligation under this Agreement.

ARTICLE II
MISCELLANEOUS

2.01 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision was not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

2.02 Notices.  Any and all notices and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or by e-mail transmission, at the respective addresses set forth below and is deemed delivered (a) in the case of personal delivery or e-mail transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) business day after delivery to such courier service with instructions for overnight delivery.  The parties may change their respective addresses and e-mail addresses by written notice to all other parties, sent as provided in this Section.  All communications must be in writing and addressed as follows:

IF TO COMPANY:

South Plains Financial, Inc.
5219 City Bank Parkway
Lubbock, Texas 79407
Attention:	Curtis Griffith, Chairman
Email:	cgriffith@city.bank

IF TO SHAREHOLDERS AND/OR THE BOARD REPRESENTATIVE:

Henry TAW LP
3525 Andrews Highway
Midland, Texas 79703
Attention:	R. Danny Campbell, President
E-mail: dcampbell@henryresources.com

2.03 Entire Agreement.  This Agreement contains the entire agreement among the parties to this Agreement with respect to the transactions contemplated by this Agreement and may not be amended or modified, nor may any of its terms be waived, except by written instrument signed by the parties hereto.

2.04 GOVERNING LAW; WAIVER OF JURY TRIAL.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CHOICE OF LAW PROVISIONS OR RULES (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.  ANY ACTION OR PROCEEDING AGAINST ANY OF THE PARTIES TO THIS AGREEMENT RELATING IN ANYWAY TO THIS AGREEMENT WILL BE BROUGHT AND LITIGATED EXCLUSIVELY IN A COURT OF COMPETENT JURISDICTION IN LUBBOCK COUNTY, TEXAS. FURTHER, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

2.05 Binding Effect; Assignment.  No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party, and any assignment made or attempted in violation of this Section is void and of no effect. All of the terms, covenants, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns.  Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other person.

2.06 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

2.07 Amendment; Waiver.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.  No failure to exercise, nor any delay in exercising, any right by any party shall operate as a waiver thereof.  No single or partial exercise of any right, shall preclude any other or further exercise thereof or the exercise of any other right.  A waiver by any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have.

2.08 Multiple Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement.  An e-mail transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

SOUTH PLAINS FINANCIAL, INC.

By:	/s/ Curtis Griffith
Curtis Griffith, Chairman

SHAREHOLDER:	SHAREHOLDER:

/s/ James C. Henry	/s/ Henry TAW Management LLC
Name: James C. Henry	Name: Henry TAW LP
By: Henry TAW Management LLC, its general partner

Address:	Address:
3525 Andrews Highway	3525 Andrews Highway
Midland, Texas 79703	Midland, Texas 79703

BOARD REPRESENTATIVE:

/s/ Richard D. Campbell
Name: Richard D. Campbell

Address:
3525 Andrews Highway
Midland, Texas 79703

SIGNATURE PAGE TO BOARD REPRESENTATION AGREEMENT